Exhibit 99.1
Local Bounti Announces Second Quarter 2025 Financial Results
Reports 28% Year-Over-Year Revenue Growth Driven by Expanded Facility Operations and Strengthened Retail Relationships

Achieved $7 Million in Annualized Expense Reductions in the First Half of 2025 with Additional $2.5 to $3 Million of Cost Optimization Initiatives to be Actioned in the Second Half of 2025

Closed on $10 Million Convertible Note and Amended Credit Facility with $10 Million Principal Debt Reduction

HAMILTON, MT – August 13, 2025 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company, today announced its financial results for the quarter ended June 30, 2025.

Kathleen Valiasek, President, CEO and CFO of Local Bounti, stated, "Our team continues to execute with discipline on cost management, delivering approximately $7 million in annualized expense reductions across operating expenses and cost of goods sold in the first half of 2025, plus an additional $2.5 to $3 million of annualized savings measures to be actioned in the second half of 2025, with more to come in 2026. Local Bounti has made remarkable progress towards building a sustainable financial model, driven by our patented Stack & Flow Technology® that delivers superior unit economics at scale. We've gained critical insights from our retail partners that are helping to optimize our commercial approach, and we continue to expect significant revenue growth in the second half of 2025 with sequential improvements accelerating in the fourth quarter as we realize a greater benefit from both the Texas and Washington facilities. While our team’s execution remains strong, our path to profitability is inherently tied to our retail partners as we scale alongside their product rollout and store reset timelines. We are building the foundation for a high-growth, high-margin business by expanding door counts with new and existing customers and reliably serving them with safer, healthier, more sustainable products that consumers enjoy. We believe this strategic alignment could position us to achieve positive adjusted EBITDA in early 2026."

Craig Hurlbert, Executive Chairman of Local Bounti, stated, "The confidence our strategic investors continue to show in Local Bounti's vision and execution is evident in their recent $10 million capital infusion and commensurate debt reduction, strengthening our balance sheet at a critical inflection point. We've built a streamlined, focused organization with world-class talent, and Dane Almassy's addition as our Chief Commercial Officer completes a commercial team capable of unlocking the full potential of our revolutionary Stack & Flow Technology, and the added capacity that’s coming online. As we enter this next phase of growth, we believe we have the right team, the right technology, and a significantly improved capital structure to capture the massive opportunity ahead in sustainable food production."

Second Quarter 2025 Financial Summary

•Sales increased 28% to $12.1 million in the second quarter of 2025, as compared to $9.4 million in the prior year period. The increase was due to increased production and growth in sales from the facility in Georgia and sales from the Company’s new facilities in Texas and Washington, which began shipping and selling products in the second quarter of 2024.
•Gross profit was $1.5 million in the second quarter of 2025. Adjusted gross margin percentage1 was approximately 30%, excluding depreciation and stock-based compensation, and other non-core items, as compared to 29% in the prior year period.

•General and administrative expenses decreased by $0.6 million to $8.0 million in the second quarter of 2025, as compared to $8.6 million in the prior year period. Adjusted general and administrative expense1, which excludes stock-based compensation, depreciation and amortization, and other non-core items was $4.3 million, a decrease of $1.7 million compared to prior year period. During the first half of 2025, the Company reduced its annualized expenses by approximately $7 million (to include operating expenses and cost of goods sold).
•Net loss was $21.6 million in the second quarter of 2025 as compared to net loss of $25.3 million for the prior year period, primarily due to lower net interest expense resulting from the debt restructuring activities the Company completed in the first quarter of 2025.
•Adjusted EBITDA1 loss improved to $6.5 million, as compared to a loss of $8.3 million in the prior year period, and $8.8 million in the first quarter of 2025. Adjusted EBITDA loss for the second quarter of 2025 excludes $2.3 million in stock-based compensation, $4.6 million in interest expense, $5.9 million of depreciation and amortization, $1.5 million loss on change in fair value of warrant liability, and other non-core items.

1See the reconciliation of GAAP measures to non-GAAP measures at the end of this press release for more information.

Commercial Facilities Update

Texas Facility Reconfiguration Complete

As previously reported, we reconfigured three acres of the Texas facility—originally designed for head lettuce production—to create a flexible growing environment capable of producing both head lettuce and cut products based on customer preferences. The retrofit was completed in late July, and the facility is now operating at full harvestable capacity in early August. The automated harvesting equipment installation is now complete and operational, replacing the temporary harvester used during the second quarter, and is expected to begin driving anticipated operational efficiencies and margin improvements in late third quarter.

Yield Improvement & Cost Reduction Initiatives

The Company is making significant progress on yield improvement and cost reduction initiatives across its facility network. Tower upgrades at the Georgia facility are expected to be completed in late August, with similar additional tower upgrades planned for Texas and Washington facilities in late August and early September, respectively. These upgrades are designed to enhance production efficiency and increase yield capacity across the Company's Stack & Flow Technology platform. The Company is also advancing its seed cost reduction program at its Texas and Washington facilities, with anticipated implementation expected throughout the third and fourth quarters of 2025. This program is designed to optimize seed costs while maintaining the high-quality standards that Local Bounti's customers expect, building on previous successful implementations at the Company's Georgia facility that have demonstrated meaningful cost reductions. Looking ahead, the Company has targeted additional cost reduction initiatives in the range of $2.5 to $3 million, annualized, to be actioned in the second half of 2025, with additional measures to follow in 2026.

Capacity Expansion Project

Plans remain in place to build additional capacity across the Company's network of facilities enabled with its patented Stack & Flow Technology. The expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors. The timing and scope of these projects, including plans to expand into the Midwest, remain under review pending ongoing discussions with retailers to optimize those facilities for specific products in support of retail commitments and strategies to expand distribution.

Product Development & Distribution

Building on the momentum achieved in the first quarter, Local Bounti successfully launched its salad kit line in April 2025, expanding its grab-and-go product offerings to better serve retail partners and consumer trends. The Company continues to develop new pack sizes to deliver value to consumers and expects to launch a new, larger, family-sized Caesar salad kit with a large multi-national retailer in the Pacific Northwest early in the fourth quarter. The Company is also expanding its relationship with a leading home delivery service partner, launching four new private label salad kits in mid-September, bringing its total offerings with the customer to six.

Local Bounti's relationship with Walmart continues to grow, building on the 191 stores already being supplied with premium baby leaf varieties. The Company has also secured an expanded commitment to serve 13 Walmart distribution centers with Conventional Living Butter Lettuce, with shipments having commenced in late April from both its California and Texas facilities.

Capital Structure

The Company ended the quarter with cash and cash equivalents and restricted cash of $13.2 million as of June 30, 2025.
Subsequent to the quarter end, on August 4, 2025, Local Bounti announced that it closed on $10 million of financing through a convertible note agreement with an existing investor. In conjunction with this agreement, the Company also amended its existing senior credit facility to reduce the principal balance by $10 million, the terms of which remain consistent with the restructured agreements entered into on March 31, 2025

Prior to the beginning of the second quarter, in March 2025, Local Bounti closed a $25 million equity investment from new and existing investors and amended its existing credit facility, which resulted in a new $312 million senior secured debt agreement with a new 10-year term and no cash interest or principal payments until April 2027. The transaction resulted in the cancellation of approximately $197 million of debt principal and accrued interest. Additionally, the Company continues to execute on other financing arrangements, such as an equipment leasing transaction where it expects to recoup approximately $2.3 million in cash. Combined with the recent additional financing and principal debt reduction, these transactions demonstrate the continued confidence of the Company's strategic financing partners and position Local Bounti with significantly improved liquidity and capital structure flexibility.

As of June 30, 2025, Local Bounti had approximately 21.8 million shares outstanding, 10.7 million preferred shares outstanding, 6.2 million common shares under warrants outstanding, and approximately 3.4 million restricted stock units outstanding. As of June 30, 2025, including these warrants and restricted stock units, the Company had a fully diluted share count of approximately 31.4 million shares outstanding.

Financial Outlook

The Company expects modest sequential sales growth in third quarter 2025, followed by an acceleration in the fourth quarter of 2025. This acceleration is expected to be supported by a convergence of activity, including the full-quarter contribution from the Texas facility transition, the additional capacity from the Georgia facility yield improvement, new product introductions and expansions with existing customers.

The Company expects sequential improvements in its adjusted EBITDA loss rate in both the third and fourth quarters of 2025, driven by sales growth, cost reduction initiatives, and the ramp from its Washington and Texas facilities. Based on enhanced visibility into customer timelines and commercial ramp schedules, the Company now expects to achieve positive adjusted EBITDA in early 2026, as it scales alongside retail deployment schedules to ensure sustainable, profitable growth.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Wednesday, August 13, 2025. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial +1 (201) 689-8768. The Conference ID is 13754459.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'revolutionize agriculture, ensuring accessibility to fresh, sustainable, locally grown produce and nourishing communities everywhere for generations to come,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," "anticipate," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding improving revenue, sales, costs, and margins; product expansions; facility operations and adjustments; financial guidance for the remainder of 2025; timing for reaching positive adjusted EBITDA; lowering cost of capital; evaluation of lower cost of capital; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Local Bounti’s ability to continue as a going concern and the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms or at all; Local Bounti's ability to generate significant revenue; restrictions and covenants contained in Local Bounti's debt facility agreements with Cargill Financial Services International, Inc. and Local Bounti's ability to comply therewith; the risk that the concentrated ownership of our common stock will prevent other stockholders from influencing significant decisions; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to complete the build out of its current or additional facilities in the future; Local Bounti's reliance on third parties for construction, the risk of delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to scale its operations and decrease its cost of goods sold over time; the potential for damage to or problems with Local Bounti's facilities; the impact that current or future acquisitions, investments or expansions of scope of existing relationships have on Local Bounti's business, financial condition, and results of operations; unknown liabilities that may be assumed in acquisitions; Local Bounti's ability to attract and retain qualified employees; Local Bounti's ability to develop and maintain its brand or brands; Local Bounti's ability to achieve its sustainability goals; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risk of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive markets in which it operates; Local Bounti's ability to defend itself against intellectual property infringement claims or other litigation; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; changes in consumer preferences, perception, and spending habits in the food industry; the risk that seasonality may adversely impact Local Bounti's results of operations; Local Bounti's ability to repay, refinance, restructure, or extend its indebtedness as it comes due; Local Bounti's ability to comply with the continued listing requirements of the New York Stock Exchange ("NYSE") or timely cure any noncompliance thereof; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended June 30, 2025. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains, and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, and amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, business acquisition and strategic transaction due diligence and integration related costs, loss on disposal of fixed assets, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation and stock-based compensation, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted general and administrative expense as general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures to assess performance and planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP, and the methods the Company uses to compute them may differ from those used by other companies. Non-GAAP financial measures are supplemental; they should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the quarter ended June 30, 2025.

Contact:

Kathleen Valiasek, President, CEO and CFO
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$5,286	$937
Restricted cash	7,885	6,529
Accounts receivable, net	2,438	2,282
Inventory, net	7,028	6,814
Prepaid expenses and other current assets	2,310	2,261
Total current assets	24,947	18,823
Property and equipment, net	365,262	370,978
Finance lease right-of-use assets	246	277
Operating lease right-of-use assets	59	73
Intangible assets, net	35,999	37,783
Other assets	261	101
Total assets	$426,774	$428,035

Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$9,527	$16,987
Accrued liabilities	9,673	18,082
Short-term debt	—	20,205
Financing obligation	69	51
Operating lease liabilities	31	30
Finance lease liabilities	81	81
Total current liabilities	19,381	55,436
Long-term debt
Principal amount	312,000	447,719
Plus: Debt premium, net of amortization	166,330	—
Less: Unamortized deferred financing costs	—	(31,142)
Long-term debt, net	478,330	416,577
Financing obligation, noncurrent	50,152	49,856
Operating lease liabilities, noncurrent	39	57
Finance lease liabilities, noncurrent	182	206
Warrant liability	11,412	6,403
Total liabilities	559,496	528,535

Commitments and contingencies

Stockholders' deficit
Common stock, $0.0001 par value, 400,000,000 shares authorized, 21,784,277 and 8,656,122 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	2	1
Additional paid-in capital	349,758	322,729
Accumulated deficit	(482,482)	(423,230)
Total stockholders' deficit	(132,722)	(100,500)
Total liabilities and stockholders' deficit	$426,774	$428,035

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales	$12,103	$9,443	$23,708	$17,826
Cost of goods sold(1)(2)	10,631	8,092	20,775	15,689
Gross profit	1,472	1,351	2,933	2,137
Operating expenses:
Research and development(1)(2)	6,485	4,519	13,462	8,006
Sales and marketing(1)(2)	2,392	2,096	4,506	3,881
General and administrative(1)(2)	8,045	8,600	16,149	14,413
Total operating expenses	16,922	15,215	34,117	26,300
Loss from operations	(15,450)	(13,864)	(31,184)	(24,163)
Other income (expense):
Change in fair value of warrant liability	(1,499)	1,096	(5,009)	(3,084)
Interest expense, net	(4,602)	(12,500)	(23,440)	(22,108)
Other (expense) income	(26)	1	381	38
Net loss	(21,577)	(25,267)	(59,252)	(49,317)
Less: Deemed dividend to preferred stockholders	—	—	403	—
Net loss attributable to common stockholders	$(21,577)	$(25,267)	$(59,655)	$(49,317)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(1.63)	$(3.00)	$(5.40)	$(5.89)
Weighted average common shares outstanding:
Basic and diluted	13,270,197	8,411,226	11,051,720	8,368,596

(1) Amounts include stock-based compensation as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cost of goods sold	$75	$39	$86	$60
Research and development	145	71	161	164
Sales and marketing	245	75	282	(125)
General and administrative	1,795	1,463	2,321	615
Total stock-based compensation expense, net of amounts capitalized	$2,260	$1,648	$2,850	$714

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cost of goods sold	$2,050	$1,352	$3,963	$2,555
Research and development	2,529	1,382	5,215	2,179
General and administrative	1,277	1,155	2,558	2,383
Total depreciation and amortization	$5,856	$3,889	$11,736	$7,117

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales	$12,103	$9,443	$23,708	$17,826
Cost of goods sold	10,631	8,092	20,775	15,689
Gross profit	1,472	1,351	2,933	2,137
Depreciation	2,050	1,352	3,963	2,555
Stock-based compensation	75	39	86	60
Restructuring and business realignment costs	56	—	56	—
Adjusted gross profit	$3,653	$2,742	$7,038	$4,752
Adjusted gross margin %	30%	29%	30%	27%

RECONCILIATION OF GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
General and administrative	$8,045	$8,597	$16,149	$14,413
Stock-based compensation	(1,795)	(1,463)	(2,321)	(615)
Depreciation and amortization	(1,277)	(1,155)	(2,558)	(2,383)
Business acquisition and strategic transaction due diligence and integration related costs	(16)	—	(112)	(842)
Intellectual property and other litigation	(254)	—	(565)	—
Restructuring and business realignment costs	(405)	—	(480)	(289)
Adjusted general and administrative	$4,298	$5,979	$10,113	$10,284

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(21,577)	$(25,267)	$(59,252)	$(49,317)
Stock-based compensation expense	2,260	1,648	2,850	714
Interest expense, net	4,602	12,500	23,440	22,108
Depreciation and amortization	5,856	3,889	11,736	7,117
Business acquisition and strategic transaction due diligence and integration related costs	16	—	112	842
Debt restructuring transaction cost	101	—	750	—
Intellectual property and other litigation	254	—	565	—
Restructuring and business realignment costs	584	—	659	289
Change in fair value of warrant liability	1,499	(1,096)	5,009	3,084
Other income	(75)	(1)	(1,131)	(38)
Adjusted EBITDA	$(6,480)	$(8,327)	$(15,262)	$(15,201)